Exhibit 4.46

Loan Repayment Contract

This “Loan Repayment Contract” (hereinafter referred to as the “Contract”) is made and entered into by and between the following parties on March 17, 2025 (hereinafter referred to as the “Effective Date”) in Wuxi, Jiangsu Province, the People’s Republic of China (hereinafter referred to as “China”, for the purpose of this Contract, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and the Taiwan Region):

Party A (Lender): Nenggong Network Technology (Wuxi) Co., Ltd.

Address: Room 0405, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi

Unified Social Credit Code:

Party B (Borrower): Wuxi Wangdao Technology Co., Ltd.

Address: Room 0403, Building 1, No. 311, Yanxin Road, Huishan Economic Development Zone, Wuxi

Unified Social Credit Code:

Party A and Party B are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

Whereas:

1.	Party A is a wholly foreign-owned enterprise registered in China, approved by relevant Chinese governmental authorities to engage in technical consulting, development, and services in the field of online education technology; technology development, consulting, services, and transfer in network technology, electronic technology, and computer fields; conference services; exhibition services; cultural and artistic exchanges and planning; marketing planning; corporate image planning; business information consulting (excluding investment consulting); enterprise management consulting. (Business activities requiring approval by relevant departments can only be carried out after approval) General items: engaging in investment activities with its own funds (except for items subject to approval according to law, operate independently in accordance with the law with a business license);

2.	Party B is a domestic company registered in China, approved by relevant Chinese governmental authorities to engage in: technology development and services in the field of computer communication information technology; online vocational education and training business; value-added telecommunications business; production of radio and television programs; online audio-visual product retail; engaging in for-profit internet cultural activities; design and construction of computer network engineering; network system integration services; development and sales of computer software and hardware (business activities requiring approval by relevant departments can only be carried out after approval);

3.	As of the Effective Date of this Contract, Party B has cumulatively borrowed a total amount of Ten Million Seven Hundred Thousand Yuan (RMB 10,700,000) from Party A to support Party B’s business operations. The specific dates and amounts in batches are as follows:

Date	Amount (RMB)
2021-06-11	2,475,000.00
2021-07-07	500,000.00
2021-08-17	1,525,000.00
2021-11-15	500,000.00
2021-12-14	500,000.00
2021-12-14	700,000.00
2022-05-12	500,000.00
2022-07-14	1,000,000.00
2022-10-17	1,000,000.00
2023-01-17	200,000.00
2023-02-15	300,000.00
2023-03-21	500,000.00
Total	10,700,000.00

4.	The Parties confirm that, as of the Effective Date of this Contract, the total loan amount that Party B has not yet repaid to Party A is Ten Million Seven Hundred Thousand Yuan (RMB 10,700,000).

Now, therefore, regarding the aforesaid loan amount and its repayment, the Parties, through consultation, have reached the following agreement and entered into this Contract:

Article 1 Loan Overview

1.1 Loan Amount: As of the Effective Date of this Contract, the total loan amount that Party B has not yet repaid to Party A is Ten Million Seven Hundred Thousand Yuan (RMB 10,700,000).

1.2 Loan Interest: The Parties agree that, commencing from the Effective Date of this Contract, interest shall be calculated at an annual rate of 5%.

1.3 Repayment Term: Party B agrees to repay all loan principal and interest before June 30, 2026.

1.4 Purpose of Loan: [For Party B’s operational development].

Article 2 Repayment Schedule

2.1 The Parties agree that Party B shall repay the loan in accordance with the following repayment schedule. The specific contents of the repayment schedule are as follows:

No.	Repayment Time	Repayment Amount (Principal + Interest)
1	Before June 30, 2025	Principal: RMB 5,000,000 + Interest: RMB 535,000
2	Before June 30, 2026	Principal: RMB 5,700,000 + Interest: RMB 285,000

2.2 Party B shall pay the corresponding repayment amount to the bank account designated by Party A according to the repayment times listed in the repayment schedule. The designated bank account information provided by Party A is as follows:

Beneficiary: Shenzhen Qianhai Jisen Information Technology Co., Ltd.

Tax ID:

Bank: Construction Bank, Yuanboyuan Sub-branch

Account Number:

Address: Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Phone:

2.3 If Party A intends to change the bank account information, it shall notify Party B in writing at least three (3) days in advance. If Party B is unable to make the repayment on time as agreed in this Contract due to incorrect bank account information provided by Party A or failure to follow the aforementioned effective change procedure, Party B shall not bear any responsibility.

Article 3 Rights and Obligations of the Parties

3.1 Rights and Obligations of Party A

3.1.1 Ensure the authenticity and validity of the bank account information it provides.

3.1.2 Has the right to demand timely repayment from Party B.

3.2 Rights and Obligations of Party B

3.2.1 Repay the loan on time in accordance with the stipulations of this Contract.

3.2.2 Use the loan for the purposes agreed upon in this Contract, shall not divert it for other purposes, and shall not use the loan for illegal activities.

Article 4 Confidentiality

4.1 The Parties confirm that any oral or written materials exchanged between them concerning this Contract constitute confidential information. Each Party shall maintain the confidentiality of all such materials, and shall not disclose any related information to any third party without the prior written consent of the other Party, except for the following circumstances: (a) the information is or will become public knowledge (but not due to disclosure by the receiving Party); (b) information that must be disclosed as required by applicable laws or the rules or regulations of any stock exchange; or (c) information that any Party needs to disclose to its shareholders, directors, employees, legal or financial advisors regarding the transaction stipulated under this Contract, provided that such shareholders, directors, employees, legal or financial advisors are also bound by confidentiality obligations similar to those stipulated herein. Any disclosure of confidential information by the staff or agencies employed by either Party shall be deemed as disclosure by that Party, and that Party shall bear full legal liability and consequences for any breach of this Contract.

4.2 Regardless of the termination of this Contract for any reason, this Article shall remain in effect.

Article 5 Liability for Breach of Contract

5.1 If Party B fails to repay the loan on time as stipulated in this Contract, and fails to make payment within [] days after written demand from Party A, Party A shall have the right to unilaterally terminate this Contract and demand Party B to repay the entire loan in advance and pay the corresponding interest. If this causes direct economic losses to Party A, Party B shall bear the corresponding liability for compensation.

5.2 If Party B uses the loan under this Contract for illegal activities, Party A shall have the right to unilaterally terminate this Contract and demand Party B to repay the entire loan in advance and pay the corresponding interest.

Article 6 Governing Law and Dispute Resolution

6.1 The execution, effectiveness, interpretation, performance, amendment, and termination of this Contract, as well as the resolution of disputes related to this Contract, shall be governed by the laws of China.

6.2 In the event of any dispute arising from the interpretation or performance of the provisions of this Contract, the Parties shall resolve the dispute in good faith through consultation. If the Parties fail to reach an agreement on the resolution of such dispute within thirty (30) days after either Party proposes to resolve the dispute through consultation, either Party may submit the dispute to the Shanghai International Arbitration Center for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Shanghai, and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on both Parties.

6.3 During the occurrence of any dispute concerning the interpretation or performance of this Contract or while any dispute is under arbitration, except for the matters in dispute, the Parties to this Contract shall continue to exercise their respective rights and perform their respective obligations under this Contract.

Article 7 Miscellaneous

7.1 If any one or more provisions of this Contract are adjudged invalid, illegal, or unenforceable in any respect under any law or regulation, the validity, legality, or enforceability of the remaining provisions of this Contract shall not in any way be affected or impaired. The Parties shall, through good faith consultation, strive to replace such invalid, illegal, or unenforceable provisions with provisions that are permissible by law and, to the greatest extent expected by the Parties, effective, and the economic effect produced by such effective provisions shall, to the extent possible, be similar to the economic effect produced by the invalid, illegal, or unenforceable provisions.

7.2 Any amendments and supplements to this Contract shall be made in writing. Amendments and supplementary agreements signed by the Parties related to this Contract shall constitute an integral part of this Contract and shall have the same legal effect as this Contract.

7.3 Unless otherwise stipulated in this Contract, if any Party proposes to unilaterally terminate this Contract, it must obtain the written consent of the other Party and sign a written termination agreement before the termination can take effect.

7.4 This Contract shall become effective on the Effective Date stated at the beginning hereof after being signed by the authorized representatives of the Parties and affixed with the official seal or special contract seal of the Parties.

7.5 This Contract is made in duplicate. Each Party holds one (1) original, and both originals have equal legal effect.

(No text below)

In witness whereof, the Parties have caused their authorized representatives to execute this “Loan Repayment Contract” on the date stated at the beginning hereof.

Party A: Nenggong Network Technology (Wuxi) Co., Ltd. (Seal)

Signature:

Name:

Position: Legal Representative

Party B: Wuxi Wangdao Technology Co., Ltd. (Seal)

Signature:

Name:

Position: